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                                                                    EXHIBIT 23.1


COOPERS
&LYBRAND



                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the inclusion in this Registration Statement of RCN Corporation on Form S-1 and the related Prospectus of RCN Corporation for the registration of Common Stock, of our report dated March 13, 1998, except for Note 2 as to which the date is May 20, 1998, on our audits of the consolidated financial statements of RCN Corporation as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995. We also consent to the reference to our Firm under the caption "Experts".


/s/ COOPERS & LYBRAND L.L.P.

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
June 3, 1998










Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a Swiss limited liability association.